News Release
Contact: Al Beaupre  (513) 841-7241


   Milacron Lowers Second Quarter and Full Year 1999 Earnings
                          Expectations;
            Cites Softness in Key Industrial Markets
                        _________________

      Signs of a Pickup Point to Positive Outlook for 2000

CINCINNATI, OHIO, June 28, 1999... Milacron Inc. (NYSE: MZ), citing continued soft demand for metalworking tools and plastics processing equipment in Europe and North America, said its earnings in the current June quarter will be down approximately 10% from $.45 per share in the second quarter a year ago. The company said it expects its results in the second half of the year to show gradual improvement.

"Weakness in most industrial sectors of the economy has been apparent for some time," said Daniel J. Meyer, Milacron's chairman, president and chief executive officer. "And while we have begun to see early signs of a pickup in the past few weeks, it hasn't been enough to put our second quarter earnings back on track." Sales in the quarter will be up, he confirmed, but largely due to acquisitions.

"Looking at the second half of 1999," Meyer continued, "as we have disclosed previously, our plan had been based on the assumption of better market conditions in North America and Europe. Despite recent encouraging signals, however, and continued strength in automotive and consumer sectors, the anticipated recovery in the industrial sector has yet to fully materialize. We remain optimistic but we're adjusting to a more gradual pickup in the second half. Year to date we have reduced our employment worldwide by nearly 5% and will be showing improved operating efficiencies going forward. All things considered, we expect earnings for the full year 1999 to be equal to or somewhat in excess of 1998 operating earnings."

Among the early signs of a pickup in North America Meyer pointed to a strengthening in June orders for injection molding machines and increased sales of high-speed steel drills. Europe saw a similar upturn in the drill business, he said, and leading economic indicators there have been positive. Demand for metalcutting tools has begun to improve in Japan and India, he added.

"Our outlook for 2000 remains positive," Meyer said. "Under normal economic conditions, we expect gains in both our businesses to put us back on track toward meeting or exceeding our targets of 7% to 8% compound annual sales growth and 12% to 15% EPS improvement over the longer term."

Segment Update
Plastics Technologies - The plastics technologies group, benefiting from the acquisition of Uniloy blow molding systems in September of last year, expects to report a solid sales increase over the second quarter of 1998. Excluding Uniloy, however, sales are expected to be flat to down slightly from year-ago levels. Demand has been slow in the high-volume markets for smaller injection molding machines, holding back margins overall. Extrusion and blow molding systems, while still strong in North America, have struggled in very soft European and Asian markets. The group's D-M-E subsidiary, which sells mold bases and related components, continues to perform well. All in all, the group's profit margin as a percent of sales in the second quarter is likely to be down from a year ago and roughly equal to that of the first quarter of 1999.

Cutting Process Technologies - Demand for metalcutting inserts and insert holders in non-automotive markets is at low levels in both Europe and North America. Sales of carbide round tools - drills, taps and end mills - are also depressed. While the high-speed steel drill business recently began to show improvement in both North America and Europe, the group's total round tool sales excluding Werko, the European drill maker acquired at the end of 1998, are expected to be off modestly in the quarter. Metalworking fluids and grinding wheels continue to be steady performers. For the second quarter, the group expects profits and sales to be down from a year ago and even with those of the first quarter of 1999.


The above forward-looking statements by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in
Item 2 of the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

Milacron Inc. is a world leader in plastics processing technologies and cutting process technologies for metalworking.
With 1998 sales of $1.5 billion, the company has major manufacturing facilities in North America and Europe and 12,000 employees worldwide.

Milacron's plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, and aftermarket parts and services. Milacron's cutting process technologies include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels, carbide wear parts and industrial magnets.

First incorporated in 1884 and headquartered in Cincinnati, Ohio, the company's stock is traded on the New York Stock Exchange under the symbol MZ. For further information on Milacron, visit the company's web site, www.milacron. com, or call the company's toll-free investor hot line: 1-800-909-MILA (1-800-909-6452).